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April 5, 2002

FOR IMMEDIATE RELEASE

PLIANT CORPORATION ANNOUNCES SALE OF $100 MILLION OF SENIOR SUBORDINATED NOTES

SCHAUMBURG, IL - - Pliant Corporation announced today its sale of $100 million of 13% Senior Subordinated Notes due 2010, in a private offering to qualified institutional buyers. The notes will be issued at 103.752% of the principal amount. Pliant has agreed to cause a registration statement to be declared effective within 150 days after the closing of the offering relating to an offer to exchange the notes for registered notes. The offering is expected to close on April 10, 2002.

Pliant obtained an amendment to its credit facilities to permit the offering of the notes. The amendment requires Pliant to use at least $82 million of the net proceeds from the offering of the notes to repay a portion of the outstanding indebtedness under its credit facilities. The amendment also limits the use of the remaining proceeds to certain permitted acquisitions. To the extent Pliant has not used the remaining proceeds for such purpose by December 31, 2002, Pliant will be required to repay additional term loans under the credit facilities in an equivalent amount.

The notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. The transaction is structured to qualify for the resale exemption provided by Rule 144A under the Securities Act of 1933. Unless they are registered, the notes may be offered only in transactions that are exempt from registration under the Securities Act of 1933 and the securities laws of any other applicable jurisdiction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

ABOUT PLIANT

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 26 manufacturing and research and development facilities around the world, and employs approximately 3,500 people.